Exhibit 24
POWER OF ATTORNEY

    I, Kathryn (Katie) Hall, hereby constitute and appoint Todd Champeau, Marie Ma, De Anna Mekwunye, Joshua Sills, and JoAnne Zinman with the power to sign alone, as my true and lawful attorney-in-fact to act for me in my capacity as an officer and/or director of THE GAP, INC. (the Company) to:
1.	Sign and file the Uniform Application for Access Codes on Edgar;

2.	Prepare, sign and file Forms 3, 4 and 5 in furtherance of satisfying my obligations under Section 16(a) of the Securities Exchange Act of 1934
(the 1934 Act) with respect to Company securities;

3.	Prepare, sign and file notices on Form 144 in furtherance of satisfying my obligations, if any, under Rule 144 under the Securities Exchange
Act of 1933 (the 1933 Act) with respect to Company securities; and

4.	Execute and deliver any and all documents, take any and all steps and do any and all things that my attorney in fact may deem necessary or appropriate in furtherance of the purposes stated in (1), (2) and (3) above.

       I hereby grant to each attorney-in-fact full power and authority to do and perform any act that he or she deems necessary or appropriate in the exercise of any of the rights and powers granted by this Power of Attorney, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation. I acknowledge that neither my attorneys-in-fact nor the Company is assuming any of my responsibilities and obligations to comply with the 1933 Act, the 1934 Act and the rules thereunder.

       This Power of Attorney will remain in effect until I am no longer required to file Forms 3, 4, 5 or 144 with respect to Company securities, except that I reserve the right to revoke this Power of Attorney by written notice delivered to my attorneys in fact and the Company.



Date:  3/07/2022				/s/ Kathryn (Katie) Hall
                                                    Kathryn (Katie) Hall